Exhibit 3.4(a)
CHARTER
OF
HEALTH HORIZONS OF MURFREESBORO, INC.

          The undersigned person, having capacity to contract and act as incorporator of a corporation under the Tennessee Business Corporation Act, adopts the following Charter for such corporation:
1.	The name of the Corporation is:
Health Horizons of Murfreesboro, Inc.
2.	The number of shares of stock the Corporation is authorized to issue is one thousand (1,000) shares of no par value voting common stock, which shares will have unlimited voting rights and are entitled to receive all of the net assets upon dissolution of the corporation.

3.	(a) The complete address of the Corporation’s initial registered office in Tennessee is:
100 Winner’s Circle
Suite 220
Brentwood, TN 37027
County of Williamson
(b)	The name of the initial registered agent, to be located at the address listed in 3(a), is:
Jeffrey L. Stockard
4.	The name and address of the incorporator is:
Jerry W. Taylor
2200 First Union Tower
150 Fourth Avenue, North
Nashville, TN 37219
5.	The complete address of the Corporation’s principal office is:
100 Winner’s Circle
Suite 220
Brentwood, TN 37027
County of Williamson

6.	The Corporation is for profit.
7.	Pursuant to section 48-12-102(b) (3) of the Tennessee Business Corporation Act, as amended or modified from time to time, a director of the Corporation will not be personally liable to the Corporation or its shareholders for monetary damages or breach of fiduciary duty as a director; provided, that this provision will not eliminate or limit the liability of a director (a) for any breach of the director’s duty of loyalty to the Corporation or its shareholders; (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; or (c) for unlawful distributions pursuant to section 48-18-304 of the Tennessee Business Corporation Act.
Pursuant to sections 48-10-301 and 48-18-403 of the Tennessee Business Corporation Act, no director or officer of the Corporation will be liable for any action taken as a director or an officer or any failure to take any action, if he performed the duties of his office in good faith, with the care an ordinarily prudent person in a like position would exercise under similar circumstances, in a manner he reasonably believes to be in the best interests of the Corporation, and in compliance with the standards of conduct set forth in sections 48-18-301 and 48-18-403 of the Tennessee Business corporation Act, as amended or modified from time to time.
To the fullest extent permitted by the provisions of section 48-18-501 et seq. of the Tennessee Business Corporation Act, as amended or modified from time to time, the Corporation will indemnify an individual made a party to a proceeding because he is or was a director against liability incurred in the proceeding if (a) he conducted himself in good faith and (b) he reasonably believed: (i) in the case of conduct in his official capacity with the Corporation, that his conduct was in its best interests, and (ii) in all other cases, that his conduct was at least not opposed to its best interests; and (c) in the case of any criminal proceeding, he had no reasonable cause to believe his conduct was unlawful. The termination of proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent shall not, of itself, determinative that the director did not meet the standard of conduct previously set forth in this paragraph. The Corporation will not indemnify a director in connection with a proceeding by or in the right of the Corporation in which the director was adjudged liable to the Corporation, or in connection with any other proceeding charging improper personal benefit to him, whether or not involving action in his official capacity, in which he was adjudged liable on the basis that personal benefit was improperly received by him. The Corporation will pay for or reimburse the reasonable expenses, including reasonable attorney fees, incurred by a director who is a party to a proceeding in advance of final disposition of the proceeding if (a) the director furnishes the Corporation a written affirmation of his good faith belief that he has met the standard of conduct previously set forth herein and in section 48-18-502 Tennessee Business Corporation Act, (b) the director furnishes the Corporation a written undertaking, executed personally or on his behalf, to repay the advance if it is ultimately determined that he is not entitled to indemnification, and (c) a determination is made that the facts then known to those making the determination would not preclude indemnification under the law of the State of Tennessee then in effect. The indemnification and advancement of expenses will be undertaken in accordance with section 48-18-501 et seq. of the Tennessee Business Corporation Act.
To the fullest extent permitted by the provisions of section 48-18-507 of the Tennessee Business Corporation Act, as amended or modified from time to time, the Corporation will indemnify and advance expenses to an officer to the same extent as to a director.
8.	The Corporation elects to have pre-emptive rights.
Date: January 5, 1997

/s/ Jerry W. Taylor
Jerry W. Taylor, Incorporator